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                             Exhibit 2.0

           Articles of Amendment After Issuance of Stock:
                       MarketCentral.net Corp.

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                              ARTICLES OF AMENDMENT
                             AFTER ISSUANCE OF STOCK

            (Pursuant to TEXAS BUSINESS CORPORATION ACT art. 4.01-05)

                        All American Consultant Aircraft,

                                   (OF TEXAS)

(1) The name of the Corporation, as amended on June 24, 1997, is All American Consultant Aircraft, Inc.

(2) The Original Articles of Incorporation as originally filed on December 28, 1989, and amended on June 24, 1997, it-.all-be changed &,id amended as follows,

ARTICLE I. is hereby superseded and amended to read as set forth immediately following:


The name of the corporation is MarketCentral.net Corp


(3) The effect, and the sole effect of the Amendment is to change the Corporate Name.

(4) Adoption of the Amendment occurred by unanimous consent of the Board of Directors on February 5, 1999'inunediattly following the consent and affirmative of 1,600,400 shares of a total of 1,966,900 shares issued and outstanding, being 81.37% of the total eligible to vote and 100% of the shares present and voting.

Dated February 5, 1999., by the following persons who together constitute the Officers, Directors and persons duly Authorized to sign on behalf of the lssuer and of the holders of 100% of all shares issued and outstanding.




J. Dan Sifford                                              Gerald Yakimishyn
PRESIDENT                                                   SECRETARY, TREASURER